Exhibit 10.1

Execution Version

CONFIDENTIAL

June 22, 2023

Superlatus, Inc.
445 Park Avenue
New York NY 10022
Attention: Timothy Alford

Re: Acquisition Letter

Dear Mr. Bakhshi:

We refer to our Letter of Intent dated 24 May 2023 where TRxADE Health, Inc., a Delaware corporation (“we” or “MEDS”) expressed interest in acquiring Superlatus Foods, Inc. (the “Company”). We write this acquisition letter (the “Acquisition Letter”) to make an offer to acquire the Company based on the terms and conditions below. This Acquisition Letter provides for the salient terms and conditions of the plan of merger (the “Proposed Acquisition”) involving the Company, MEDS and a to-be-formed Delaware corporation and wholly owned subsidiary of MEDS (“Merger Sub”; together with MEDS and Merger Sub, the “Parties” and, each, a “Party.”

The salient key terms and conditions of the Proposed Acquisition is set forth in Exhibit A and such terms are to be inserted in the Definitive Agreements (defined below). We anticipate the completion of our due diligence of the Company within 60 days but may be extended by mutual agreement to allow for completion of all the required reports and conditions to be met and reviewed by us (the “Due Diligence Period”). Key diligence items will be focused on financial due diligence and valuation, commercial due diligence, technical reviews, legal due diligence (regulatory risks, contracts, employee issues), the competitive landscape, and M&A strategy.

1. Definitive Agreements. The obligations of Parties to consummate the Proposed Acquisition are subject to and conditioned upon the execution of Definitive Agreements, including an Agreement and Plan of Merger (the “Merger Agreement”) and other documents (collectively, the “Definitive Agreements”), containing such terms and provisions as are mutually agreed to by the Parties. The closing of the Proposed Acquisition contemplated hereby (the “Closing”) will be subject to the satisfaction of all conditions precedent to Closing as identified in the Merger Agreement.

2. Confidentiality Agreement. The Parties acknowledge and affirm the terms of the Mutual Nondisclosure Agreement, dated as of February 20, 2023 (the “NDA”), between MEDS and the Company. The Parties acknowledge and agree that the existence and terms of this Acquisition Letter and the Proposed Acquisition are and shall be treated as Confidential Information in accordance with and as defined in the NDA. Notwithstanding the foregoing, the Company understands and acknowledges that after each Party executes this Acquisition Letter until the end of the Exclusivity Period (as defined below) or such longer period of time mutually agreed to by the Parties, MEDS may on a confidential basis disclose the existence and terms of this Acquisition Letter and certain confidential information about the Company that is approved in advance in writing by the Company to certain of its significant existing public stockholders and other selected potential investors who, in each case, are informed of the confidential nature of this Acquisition Letter and such other confidential information and have agreed to keep the existence and terms of this Acquisition Letter and such other confidential information confidential in order to gauge their support of the Proposed Acquisition.

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3. Exclusivity. In consideration of the time, effort and expense to be undertaken by MEDS in connection with the Proposed Acquisition, the Company agrees that during the period from the execution of this Acquisition Letter and ending at 5:00 p.m., New York Time, at the end of the Due Diligence Period as indicated herein and as extended by mutual agreement thereafter (the “Exclusivity Period”), (i) the Company will not, and the Company will cause its Representatives not to, solicit or initiate, engage in or enter into discussions, negotiations or transactions with, or knowingly encourage, or provide any information to, any other person or entity concerning any merger, share exchange, asset acquisition, share purchase, financing transaction, reorganization or similar transaction involving the Company with such other person or entity (the transactions described shall be referred to as “Competing Transactions” or each a “Competing Transaction”), and (ii) the Company will not, and shall cause its Representatives not to, enter into any agreement in principle, letter of intent or definitive agreement, or make any filing with the U.S. Securities and Exchange Commission (the “SEC”) or other governmental authority, with respect to a Competing Transaction, unless required by applicable law. The Company shall, upon execution of this Acquisition Letter, immediately suspend any pre-existing discussion with all parties regarding any Competing Transaction. During the Exclusivity Period, the Company will cooperate with MEDS and its Representatives regarding due diligence matters and will, upon reasonable advance notice and during normal business hours, afford MEDS and its Representatives with reasonable access (to the extent reasonably practicable) to the Company’s and its subsidiaries’ respective books and records and personnel. Upon request by MEDS, the Company agrees to make its management reasonably available to participate in a “testing the waters” process in order to determine general interest and market enthusiasm for the Proposed Acquisition. For the avoidance of doubt, nothing in the foregoing does or shall be deemed to obligate MEDS or its Representatives to conduct any due diligence other than diligence which MEDS may, in its sole discretion, determine to conduct. The Exclusivity Period will be extended for an additional 30 days if the Parties have made mutually satisfactory progress in connection with the negotiation of the material terms of the Definitive Agreements and have mutually agreed to extend the Exclusivity Period for an additional 30 days.

4. Expenses. Except as set forth in any Definitive Agreements, each Party will pay such Party’s costs and expenses (including legal, financial advisory, consulting and accounting fees and expenses) incurred at any time in connection with pursuing or consummating the Proposed Acquisition; provided that if the Closing occurs, the surviving entity shall pay all fees and expenses of each Party, including legal, accounting and advisory fees.

5. Binding Matters. Upon execution of this Acquisition Letter, Sections 2, 3, 7, and Exhibit A are binding upon the Parties except as expressly set forth in Exhibit A.

6. Termination. This Acquisition Letter can be terminated as follows: (a) by the mutual written agreement of the Parties to terminate this Acquisition Letter; (b) by MEDS at any time and at their sole discretion; (c) by the Company after the expiration of the Exclusivity Period; or (d) upon execution and delivery of the Definitive Agreements. Any termination of this Acquisition Letter pursuant to clauses (b) or (c) above shall be pursuant to a written notice provided by the terminating Party to the other Party, and any termination in accordance with this Section 6 shall be effective upon receipt of such written notice by the non-terminating Party. Upon termination of this Acquisition Letter, this Acquisition Letter will be deemed null and void and of no further force or effect, and all obligations and liabilities of the Parties under this Acquisition Letter or otherwise related to the Proposed Acquisition will terminate, except for the respective continuing obligations of the Parties relating to the Binding Matters, which will, except in the case of a termination of this Acquisition Letter pursuant to clause (d), survive any termination of this Acquisition Letter indefinitely (unless a lesser period is expressly contemplated by their terms). The termination of this Acquisition Letter will not relieve any Party of liability for such Party’s pre-termination willful and material breach of any of the Binding Matters.

7. Governing Law; Jurisdiction; WAIVER OF JURY TRIAL. This Acquisition Letter and the rights and obligations of the Parties will be governed by and construed under and in accordance with the laws of Delaware, without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the laws of any jurisdictions other than Delaware. Each Party consents and submits to the exclusive jurisdiction of the courts of the State of Delaware and the courts of the United States located in Delaware for the adjudication of any action or legal proceeding relating to or arising out of this agreement and the transactions contemplated hereby (and each Party agrees not to commence any action or legal proceeding relating thereto except in any such court). Each Party hereby irrevocably and unconditionally waives any objection which it may now or hereafter have to the laying of venue in such courts and agrees not to plead or claim in any such court that any such action or legal proceeding brought in any such court has been brought in an inconvenient forum. Each Party hereby agrees that service of any process, summons, notice or document by U.S. certified mail addressed to such Party at the address set forth above (or such other address as notified by either Party to the other Party in writing) shall be effective service of process for any such suit, action or proceeding brought against such Party in any such court. Each Party agrees that a final judgment in any such suit, action or proceeding brought in any such court shall be conclusive and binding upon such Party and may be enforced in any other courts to whose jurisdiction such Party is or may be subject by suit upon such judgment.

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8. Miscellaneous.

(a) The headings set forth in this Acquisition Letter are for convenience of reference only and shall not be used in interpreting this Acquisition Letter. In this Acquisition Letter, the term: (a) “including” and “include” mean including without limiting the generality of any description preceding or following such term and shall be deemed in each case to be followed by the words “without limitation;” (b) “person” shall refer to any individual, corporation, partnership, trust, limited liability company or other entity or association, including any governmental or regulatory body, whether acting in an individual, fiduciary or any other capacity; and (c) “affiliate” shall mean, with respect to any specified person, any other person or group of persons acting together that, directly or indirectly, through one or more intermediaries controls, is controlled by or is under common control with such specified person.

(b) This Acquisition Letter:

(i) supersedes any prior written or oral understanding or agreements between the Parties related to the subject matter hereof (other than the NDA);

(ii) is not intended to, and will not be construed to, confer upon any person or entity other than the Parties and their successors or assigns, any rights or remedies under or by reason of this Acquisition Letter;

(iii) may be amended, modified, or supplemented only by written agreement of the Parties; and

(iv) may executed in two or more counterparts, each of which will be deemed an original and that together will constitute one and the same instrument, be executed and/or delivered via electronic mail (including via www.docusign.com, PDF and any other electronic signature covered by the U.S. Federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law) or other transmission method, with any counterpart so delivered deemed to have been duly and validly delivered and be valid and effective for all purposes.

[Signature page follows.]

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Please acknowledge your acceptance of and agreement to the foregoing by signing and returning to the undersigned as soon as possible a counterpart of this Acquisition Letter.

Sincerely,

TRxADE Health, Inc.

By:	/s/ Suren Ajjarapu
Name:	Suren Ajjarapu
Title:	Chairman/Chief Executive Officer

Accepted and agreed as of the date hereof:

Superlatus, Inc.

By:	/s/ Timonth Alford
Name:	Timothy Alford
Title:

Signature Page – Binding Acquisition Letter

EXHIBIT A
TERM SHEET

This term sheet does not contain all applicable terms that would be included in the Definitive Agreements.

Transaction Structure

The Parties would enter into a merger agreement (the “Merger Agreement”) pursuant to which MEDS and the Company would complete a series of transactions (collectively, the “Transaction”), wherein Merger Sub would merge with and into Company, with the Company surviving as a wholly owned subsidiary of MEDS (the “Merger”).

In connection with the Closing, MEDS would change its name and ticker symbol to one to be mutually determined.

Conditions to Signing	The obligations of MEDS to enter into the Merger Agreement or any other Definitive Agreement are subject to the following conditions:

●

within 45 calendar days of the date of this Acquisition Letter, completion of the Company’s acquisition of the equity of (i) Sapientia, Inc., and (ii) Prestige Farms (as acquired and together with the Company, the “Combined Companies”);

	●	completion of due diligence on the Combined Companies including business, legal, tax, and financial (including, in each case, details of ongoing legal cases or litigation);
●

completion of a valuation report for the Combined Companies from a competent, independent third party selected by the board of the MEDS, reflecting a value for the Combined Companies of at least the Company Base Valuation;

	●	delivery of audited financials for 2021 and 2022 and the unaudited financials for the partial 2023 year, in each case to comply with Public Company Accounting Oversight Board audit standards; and
●

as of the date of signing of the definitive Merger Agreement, Combined Companies are on pace to meet financial projections provided by the Company to MEDS prior to the date of the Acquisition Letter; and

	●	following the date of the Acquisition Letter, no occurrence of a “material adverse effect” on the Combined Companies.

Valuation	The Transaction is based upon the following agreed valuations at Closing:

●

MEDS’ valuation will be $40 million. The valuation has been developed under the assumption that MEDS will have no cash or other assets and no liabilities at Closing beyond those held in Merger Sub for the benefit of MEDS stockholders.

●

The Company’s valuation will be $225 million (the “Company Base Valuation”) plus the gross proceeds of any Company Financing consummated in connection with the Closing. The pro forma equity split indicated will be adjusted for the difference between the Company Base Valuation and the valuation at which the Company Financing is completed.

Exhibit A - 1

Consideration

At Closing, shareholders of the Company will receive a total of 30,821,918[1] shares of MEDS comprised of (i) common shares in an amount representing 19.99% of the total issued and outstanding common stock of MEDS after Closing, and (ii) the remainder in shares of a new class of MEDS non-voting preferred stock, in each case multiplied by such shareholder’s pro rata percentage ownership.

Derivative securities and other outstanding rights to acquire the Company’s securities, if any, would be replaced with appropriate adjustments, unless otherwise converted by their terms in the Closing.

Financing	Company is in the process of securing additional financing that will close concurrent with this Transaction to further strengthen the balance sheet of the Combined Companies (as defined below).

Post-Closing Agreements	Immediately following the Closing, the Company will hire certain MEDS shareholders for 12 months to serve as advisors to assist with fundraising.

Board and Governance	The board shall consist of the following 5 members:
	●	One (1) board member selected by MEDS;
	●	Two (2) board members selected by the Company, at least one of which will be independent; and
	●	Two (2) independent board members selected by the Company and MEDS jointly.

Merger Agreement

The Merger Agreement would contain customary terms for a transaction of this nature, including (i) closing conditions (as specified below under “Closing Conditions”), (ii) termination rights, (iii) representations and warranties and interim operating covenants and (iv) customary provisions regarding best efforts to cause the Closing to occur and to file, obtain clearance and mail MEDS’s proxy statement, in each case as promptly as practicable after the execution of the Merger Agreement and to hold the MEDS shareholder meeting (to seek shareholder approval of the Merger Agreement, the Transaction and any other applicable items, including the authorization and issuance of common stock and approval of amendments to organizational documents, as necessary).

The Company, MEDS and the Company’s (a) executive officers, (b) directors, and (c) principal security holders will enter into a voting agreement (the “Voting Agreement”) pursuant to which, among other things, such security holders constituting less than all of the voting equity of the Company will agree to vote to approve the Merger Agreement and the Transaction.

1 Company Base Valuation at $7.30 per share.

Exhibit A - 2

No-Shop

The Company would be subject to a no-shop provision in the Merger Agreement, with an exception providing that if the Company receives an unsolicited bona fide acquisition proposal in advance of shareholder approval, then the Company may engage in negotiations with respect to that proposal, so long as the Company has determined in good faith that the proposal is, or would reasonably be expected to lead to or result in, a superior proposal. The Company may terminate the Merger Agreement to enter into a superior proposal.

MEDS would have the right to match the terms of any superior proposal within five (5) business days. Each successive amendment to the financial terms or any other material change to the terms of a superior proposal would trigger a new three-business-day period for MEDS to better its proposal. A termination fee would be payable by the Company in the case of a termination of the Merger Agreement (i) by the Company to enter into a superior proposal, (ii) after the Company’s board of directors makes a recommendation against approval of the Transaction, or (iii) by the Company following material breach of the no-shop provision by the Company.

Specific Performance	Each Party would be entitled to specific performance to enforce the covenants and other agreements of the other party under the Merger Agreement.

Closing Conditions	The obligations of the Parties to consummate the Transaction would be subject to standard closing conditions for a transaction of this nature, including without limitation:
	●	customary bringdown of representations and warranties and covenants;
	●	receipt of any required regulatory approvals and expiration of any waiting periods under Hart-Scott-Rodino or other applicable antitrust laws;
	●	completion of any required stock exchange/swap and/or regulatory review by the SEC or the Nasdaq Exchange;
	●	completion of (or irrevocable commitments to complete) any required the Company financing transactions;
●

completion of the MEDS private offering of Class B preferred stock for $2,500,000 which will convert after Closing (and vote by the board and shareholder of MEDS) convert into [●] shares of Common Stock, which with the Closing Shares will represent [●]% of MEDS’ total capitalization;

	●	if required, approval by MEDS’ shareholders of the Merger Agreement, the Transaction, and related matters; and
	●	approval by the Company’s common stockholders of the Merger Agreement, the Transaction, and related matters.

Governing Law	The Merger Agreement and other applicable Definitive Agreements would be governed by Delaware law.

[End]

Exhibit A - 3